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                                                                    Exhibit 99.1

2 Quaker Road, P.O. Box 2900                           N E W S   R E L E A S E
Pomona, NY 10970
914-362-1100

CONTACT: Mark Corbae,  914-353-8451 EMAIL:  mcorbae@barrlabs.com


BARR FILES ANTI-TRUST SUIT AGAINST DUPONT MERCK
DuPont Merck's Actions Show Consistent Pattern of Anti-Competitive Behavior

POMONA, NY, MARCH 9, 1998 -- Barr Laboratories, Inc. (NYSE-BRL) today announced that it has filed an anti-trust suit against DuPont Merck Pharmaceutical Company, charging that DuPont Merck has acted unlawfully to impede the marketplace acceptance of Barr's generic version of the anti-coagulant Coumadin. Coumadin is the 11th most prescribed product in the United States and has annual sales in excess of $535 million.

The suit was filed today in United States District Court for the Southern District of New York. Barr's suit charges that DuPont Merck's actions violated federal anti-trust laws, as well as the Lanham Act and the New York Deceptive Acts and Practices Act.

The Company said that although it currently has approximately 12% of the market, DuPont Merck's anti-competitive practices have materially slowed market acceptance. The Company said that in the absence of these unlawful actions, it would have a much more significant share of the $535 million Coumadin market.

"DuPont Merck's activities show a consistent and deliberate pattern of monopolization and trade disparagement. Barr is asserting its anti-trust claims to end this pattern of abuse. We will prosecute this case vigorously," said Bruce L. Downey, Barr's Chairman, President and CEO.

The complaint charges that DuPont Merck has engaged in such activities as attempting to prevent and delay the introduction of Barr's product at the federal level; making false and disparaging statements about Barr's product to the public, pharmacies, health care professionals, legislators and regulators; and entering into market retention and inventory management agreements with customers designed to exclude Barr's product from being dispensed and distributed.

Ongoing Campaign to Block Generic Warfarin
Barr's anti-trust suit charges that DuPont Merck has engaged in an ongoing campaign of disparagement in which it published false and misleading statements concerning the bioequivalence, therapeutic efficacy, substitutability and safety of generic Warfarin Sodium. "DuPont Merck asked FDA, United States Pharmacopoeia
(USP), state boards of pharmacy and legislatures across the nation to join them in blocking a generic product," Downey continued. "Their requests have been repeatedly turned down because there is no scientific evidence to support their claims. DuPont Merck's efforts have one motive -- to unfairly block competition that would result in lower health care costs for consumers at the expense of DuPont Merck's profits."

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BARR FILES ANTI-TRUST SUIT... PAGE 2

In summer 1996 DuPont Merck submitted a petition to FDA requesting that the Agency change the bioequivalence standards for the generic product. DuPont Merck's petition was rejected by the Agency in March 1997, when FDA stated:
"...there is no documented scientific evidence of safety or efficacy problems with these drugs. In the absence of such evidence, it is not necessary at this time to require studies that are more stringent than those that have been accepted in the past to establish bioequivalence in drugs with narrow therapeutic ranges."

DuPont Merck also asked the USP to change current limits for dosage uniformity. This request was rejected in March 1997, with the USP noting that "panel members are not aware of any clinical problems that have arisen from current requirements."

In January 1997, DuPont Merck sponsored the formation of the Health Alliance for NTI patient safety, a group created to advance the concept that generics are not as safe as branded pharmaceuticals. This organization became the standard-bearer for efforts to enact legislation on a state-by-state basis that would restrict consumer access to generic NTI medicines, including Warfarin Sodium. In response to these state legislative initiatives, the FDA stated: "(NTI drugs) can be substituted with the full expectation by the patient and physician that they will have the same clinical effect and safety profile as the innovator drug. If one therapeutically equivalent drug is substituted for another, the physician, pharmacist, and patient have FDA's assurance that the physician should see the same clinical results and safety profile." In addition, Barr has expended significant efforts to defeat these initiatives in more than two dozen states.

The FDA recently reaffirmed its support of generic substitution, in light of DuPont Merck's continuing campaign of false and misleading statements. Stuart L. Nightingale, M.D., FDA's Associate Commissioner for Health Affairs, issued a "Dear Colleague" letter in January 1998 that concluded, "Products evaluated as therapeutically equivalent can be expected to have equivalent clinical effect whether the product is brand name or generic drug product. It is not necessary for the health care provider to approach one therapeutic class of drug products differently from any other class, when there has been a determination of therapeutic equivalence by FDA for the drug products under consideration."

Barr received FDA approval to market generic Warfarin Sodium on March 26, 1997, and has been shipping the product since July 1997.

Barr Laboratories, Inc. is engaged in the development, manufacture and marketing of generic and proprietary pharmaceuticals.

EDITOR'S ADVISORY: Barr Laboratories, Inc. news releases and corporate information are available on Barr's home page (www.barrlabs.com). The most serious risks associated with anticoagulant therapy with Warfarin Sodium are hemorrhage in any tissue or organ and, less frequently (less than 0.1%), necrosis and/or gangrene of skin and other tissues. Numerous factors (alone or in combination), including travel, changes in diet, environment, physical state, and medication may influence response of the patient to anticoagulants. Coumadin is a registered trademark of the DuPont Merck Pharmaceutical Company. For full prescribing information, contraindications and side effects, call 1-888-WARFARIN.

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